SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2003

ITXC CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-26739	22-3531960
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

609-750-3333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

As ITXC Corp. (“ITXC”) previously announced that it expected that he would, Mr. Liam Strong resigned as a director of ITXC, effective May 30, 2003, to concentrate on his duties as Executive Chairman on Teleglobe. At the Annual Meeting of Stockholders of ITXC held on May 7, 2003, ITXC Chairman Tom Evslin made the following statement concerning Mr. Strong’s expected resignation:

Liam Strong has been a member of the ITXC Board for a year and has made a valuable contribution during this time. During that time, Liam has worked with Cerberus Capital Partners who have bid for the assets of Teleglobe, a customer and competitor of ITXC. As a consequence he has recused himself from any Board activities and discussions which may have either involved Teleglobe or would have provided competitively sensitive information. As a result he has recently been active primarily in corporate governance issues. Cerebrus has now petitioned the bankruptcy court for final approval of its purchase of the assets of Teleglobe, and it is the expectation of all concerned that this will be approved. At that time Mr. Strong will become CEO of Teleglobe. As a consequence, both he and the Board believe that it will be appropriate for him to resign at that time because the number of conflicts will prevent him from being able to function effectively. We anticipate this will happen later in May. We appreciate Liam’s valuable contribution and wish him luck in the future. As we have previously announced, Heidrich & Struggles was retained to do a search for a new CEO. We have also engaged them to search for new independent members for the Board so that we can maintain the high quality of our Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ITXC CORP.

By:	/S/ THEODORE M. WEITZ

	Name:	Theodore M. Weitz
	Title:	Counsel and Secretary

Date: June 2, 2003